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Exhibit 10.2.1

ENVIRONMENTAL AGREEMENT

BETWEEN

ALLIANT TECHSYSTEMS INC.

AND

HERCULES INCORPORATED

DATED AS OF OCTOBER 28, 1994

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ARTICLE NINE			14
9.	Procedures for Environmental Indemnification Claims.		14
	9.1	Environmental Conditions Identified At or Prior to Closing.	14
	9.2	Environmental Conditions Not Identified Before Closing.	14
	9.3	Third-Party Claims.	14
	9.4	Reimbursement Procedures.	14
ARTICLE TEN			15
10.	Remedial Actions Under this Agreement.		15
	10.1	Management of Remedial Actions.	15
	10.2	Performance of Remedial Action Under this Agreement.	16
	10.3	Maintenance of Engineering or Institutional Controls.	17
ARTICLE ELEVEN			17
11.	Alliant New Jersey Facilities and ISRA.		17
ARTICLE TWELVE			17
12.	Kenvil and Clearwater Facilities.		17
	12.1	Leases for Kenvil and Clearwater Facilities.	17
	12.2	Compliance with ISRA—Kenvil Facility.	17
ARTICLE THIRTEEN			18
13.	Miscellaneous.		18
	13.1	Exclusive Remedy.	18
	13.2	Third Party Actions.	18
	13.3	Incorporation of Terms of Principal Agreement.	18
	13.4	Schedules to Environmental Agreement.	19
	13.5	Notices.	19

Party	5
Phase II of the BEA	5
Principal Agreement	5
Recovery	5
Reimbursement Request
Release	5
Remedial Action	5
Remediation Agreement	6
Remediation Standards	6
Response to Environmental Conditions	6
Third-Party Claim	6
Third-Party Government Contractor	6
Transaction	6
Two Year Period
United States	6
USEPA

        This ENVIRONMENTAL AGREEMENT (the "Environmental Agreement") is made this 28th day of October 1994 between ALLIANT TECHSYSTEMS INC., a Delaware corporation ("Alliant"), and HERCULES INCORPORATED ("Hercules"), a Delaware corporation. In consideration of the premises and the mutual covenants herein and in the Principal Agreement, the Parties agree as follows:

ARTICLE ONE

1.    Certain Definitions.    For the purposes of this Agreement, the terms listed below shall have the meanings set forth in this Article I. Any capitalized terms not defined in this Environmental Agreement shall have the meanings given to them in the Principal Agreement. All schedules referred to in this Environmental Agreement are annexed and incorporated herein.

        "Alliant Facilities" means the Facilities owned or operated by Alliant, except those Facilities that are HAC Facilities.

        "Alliant New Jersey Facilities" means the Alliant Facilities located in the State of New Jersey.

        "Area of Environmental Concern" means a geographically discrete area of Land containing Hazardous Substances or potentially containing Hazardous Substances. Each discrete plume of groundwater is a separate Area of Environmental Concern.

        "BEA" means the Baseline Environmental Assessment to be performed by the Parties in accordance with Article II of this Environmental Agreement.

        "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., and the regulations promulgated thereunder.

        "Clearwater Facility" means the HAC Facility located in Clearwater, Florida.

        "Compliance with ISRA" means the receipt of a letter or other written determination from the NJDEP: (i) that ISRA is inapplicable to a Facility, event, transaction or circumstance; (ii) that a Facility is exempt from ISRA; (iii) approving a Negative Declaration (as such term is defined under ISRA) or a No Further Action Letter (as such term is defined under ISRA); or (iv) that a Party's obligations under ISRA or a Remediation Agreement have been satisfied.

        "Demolition Damages" means the adjusted replacement cost of a building or structure or part thereof at a HAC Facility demolished as part of a Remedial Action subject to the Environmental Indemnity. The adjustment shall be accomplished by the multiplication of the replacement cost by a fraction the denominator of which is the useful life of the demolished portion of building or structure, and the numerator of which is the age of the demolished portion of the building or structure. In the event the Parties are unable to agree on the replacement cost of the building or structure, its age or its useful life, these issues shall be resolved under the dispute resolution provisions of Article XIV of the Principal Agreement.

        "Environment Controls" means (i) as to Environmental Conditions in New Jersey, the meaning given to such term under N.J.S.A. 58:10B-1 and regulations promulgated thereunder, as the same may be amended from time to time: and (ii) as to Environmental Conditions elsewhere, any mechanism to contain or stabilize Hazardous Substances present within Land or to ensure the effectiveness of a Remedial Action, including but not limited to, caps, covers, dikes, encapsulation, trenches, leachate collection systems, liners, slurry walls, signs, fences and access controls.

        "Enforcement Notice" means any notice, notification, demand, directive, citation, summons, order, complaint or assessment issued by any Environmental Authority under Environmental Laws.

        "Environment" means air, surface water, groundwater, surface soil, subsurface soils and Land.

        "Environmental Authorities" means the United States Environmental Protection Agency ("USEPA"), the New Jersey Department of Environmental Protection ("NJDEP"), and all other federal, state, regional, county or local governmental agencies, departments, commissions, boards, bureaus, instrumentalities and political subdivisions thereof authorized or having jurisdiction to enforce Environmental Laws. An "Environmental Authority" is any one of the foregoing authorities.

        "Environmental Claim" means any and all claims, including Third-Party Claims, Enforcement Notices, Demolition Damages, judgments, penalties, fines, encumbrances, liens, suits, losses, liabilities (including strict liability), assessments, damages, costs, settlements entered into in accordance with this Environmental Agreement and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, including but not limited to, reasonable attorneys' fees and disbursements and consultants' fees, arising from Environmental Conditions, the Release or threatened Release of any Hazardous Substance or non-compliance with Environmental Laws. Notwithstanding the foregoing, "Environmental Claim" shall not mean: (i) internal management, administrative or overhead costs of any Party that may reasonably be expected to be incurred in connection with the administration, supervision or performance of actions required in accordance with this Environmental Agreement or to address subject matter of an Environmental Claim; or (ii) consequential or special damages of any Party, including but not limited to, damages arising from loss of use, or loss of profit or income, provided however, that Environmental Claim shall mean costs arising from the necessary cessation of production activities directly resulting from the implementation of a Remedial Action.

        "Environmental Conditions" means any environmental contamination or pollution or threatened contamination or pollution arising out of any Release or threatened Release of Hazardous Substances into the Environment.

        "Environmental Conditions at an Alliant Facility" means Environmental Conditions on, at, under or from an Alliant Facility.

        "Environmental Conditions at a HAC Facility" means Environmental Conditions on, at, under or from a HAC Facility.

        "Environmental Indemnification Claim" means a claim pursuant to the Environmental Indemnity.

        "Environmental Indemnity" means the indemnifications provided by Hercules and Alliant to each other pursuant to Article VIII of this Environmental Agreement.

        "Environmental Laws" means all federal, regional, state, county or laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, notices, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Substances into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Substances or radioactive substances. Unless otherwise specified, Environmental Laws shall be as in effect at the time an action subject to this Environmental Agreement requiring the application of Environmental Law is implemented.

        "Environmental Permits" means all permits, licenses, waivers, variances, registrations and other authorizations required under Environmental Laws by any federal, state or local government agency or Environmental Authority to operate a Facility or to implement any Remedial Action.

        "Environmental Review Committee" means a group consisting of four (4) members whose responsibilities are defined in Article X of this Environmental Agreement. Each Party shall designate two employees, of which one shall be in a senior management position, to serve as members of such committee. At the Closing, each Party shall give notice to the other Party of the identity of the members it has selected for the Environmental Review Committee. Either Party may from time to time replace any member it has appointed to the Environmental Review Committee by giving reasonable advance notice to the other Party in the manner specified herein.

        "Facility" means any Land owned or operated by a Party, and the business operations conducted thereon.

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        "Federal Environmental Responsibility" means that portion of any Environmental Claim related to any HAC Facility that is the ultimate responsibility of the United States pursuant to Government Contract Law or any Government Contract.

        "Federal Land" means a HAC Facility, or any portion thereof, owned by the United States.

        "Government Contract" means any agreement or sub-contracting agreement, at any tier, relating to the HAC Business, the ownership, operation, use, management or control of the HAC Facilities or which was or shall be performed, in whole or in part, at a HAC Facility: (x) between Hercules or Alliant and the United States; or (y) between Hercules or Alliant and a Third Party Government Contractor, as to which the United States is the ultimate purchaser of the items manufactured or processed or services rendered under the agreement.

        "Government Contract Law" means all statutes, regulations, cost principles, orders, memoranda of decision, memoranda of understanding, or other legally enforceable criterion relating to the responsibility of the United States to pay, reimburse or indemnify government contractors for Environmental Claims, including but not limited to, the Federal Acquisition Regulation ("FAR"), Defense Federal Acquisition Regulation Supplements ("DFARS"), agency and departmental regulations, Public Law 85-804 and any related Memoranda of Decision of the United States.

        "Government Responsibility Demand" means a demand that a Federal Environmental Responsibility be paid by: (i) the United States; or (ii) any third party, other than the United States, that is a party to a Government Contract. Notwithstanding the foregoing, a "Government Responsibility Demand" shall not include a cost recovery claim asserted in litigation under CERCLA or other statutory Environmental Laws.

        "HAC Facilities" means the Facilities owned or operated by Hercules, GES or HDES in connection with the HAC Business, including but not limited to, the Kenvil Facility, the Clearwater Facility, and the Facilities located at: Radford, Virginia; Magna, Clearfield and Tekoi, Utah; Rocket Center, West Virginia; DeSoto, Kansas; and McGregor, Texas. A "HAC Facility" is any one of the foregoing HAC Facilities.

        "Hazardous Substances" means (i) any pollutant, contaminant, petroleum, crude oil or any fraction thereof or hazardous waste or hazardous substance, within the meaning of such terms under Environmental Laws; (ii) any other hazardous or toxic substance or material, or any material requiring investigation or remediation, within the meaning of any Environmental Law applicable to the Facilities or operations conducted thereon; and (iii) any other substance or material regulated under Environmental Laws; provided however, that materials that are incorporated into buildings shall not be Hazardous Substances except to the extent such materials were Released or presented a threat of Release prior to Closing.

        "ISRA" means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder, including the regulations promulgated under ISRA's predecessor statute, the Environmental Cleanup Responsibility Act, P.L. 1983, c. 330, to the extent those regulations remain in effect.

        "ISRA Compliance Matter" means any administrative proceeding or proceedings that may be required to be initiated and conducted pursuant to ISRA as to a particular Facility and a particular event, transaction or circumstance that gives rise to a statutory duty to comply with ISRA with respect to that Facility.

        "Institutional Controls" means: (i) as to Environmental Conditions in New Jersey, the meaning given to such term under N.J.S.A. 58:10B-l and any regulations promulgated thereunder, as the same may be amended from time to time; and (ii) as to Environmental Conditions elsewhere, a mechanism used to limit human activities at or near an area contaminated with Hazardous Substances, or to ensure

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the effectiveness over time of a Remedial Action, including but not limited to, recorded instruments creating a public record the presence of elevated concentrations or amounts of Hazardous Substances or imposing binding and permanent restrictions running with the Land: (x) on the use of, or activities that may be conducted on or beneath, real property (including but not limited to, restrictions on the use of real property for residential or non-industrial purposes); (y) requiring the temporary or permanent maintenance of Engineering Controls; or (z) restricting groundwater use.

        "Kenvil Facility" means the HAC Facility located at Howard Boulevard, Kenvil, New Jersey.

        "Known" or "Knowledge" means the actual personal knowledge of an individual within a Party's corporate structure at the plant manager or corporate level who has decision-making responsibility with regard to compliance with Environmental Laws.

        "LNA" means a Letter of Non-Applicability or other written determination by the NJDEP that ISRA is not applicable to: (i) a particular event, transaction or other circumstance; or (ii) a particular Facility.

        "Land" means the soil and water on or beneath the ground surface, Released Hazardous Substances presently in the soil or groundwater or any abandoned object below the ground surface and any building or other permanent structures, whether or not abandoned, on the ground surface. Land does not include objects beneath the ground surface in use or intended for future use at the time of the Closing, including but not limited to, active pipelines, sewers, drains or underground storage tanks except to the extent these objects relate to, or are connected with, the Release of a Hazardous Substance.

        "Lowest Cost Response" means the Response to Environmental Conditions that: (i) addresses the Hazardous Substances present in an Area of Environmental Concern at the lowest cost, considered as a whole, as compared to any other Response to Environmental Conditions; and (ii) does not have a material adverse effect on the operation of a Facility. The determination of which Response to Environmental Conditions is the Lowest Cost Response shall be based on the application of the Remediation Standards pertaining to the Hazardous Substances to be addressed by the Response to Environmental Conditions (the "Applicable Remediation Standards") that are: (x) the least stringent Remediation Standards applicable to Land used for purposes for which the HAC Facilities were used at the time of Closing; and (y) in effect at the time the Response to Environmental Conditions is implemented, provided however that if a Material Change in a Remediation Standard has occurred, the Applicable Remediation Standards shall be the Remediation Standards in effect at the time of Closing. For purposes of determining the Lowest Cost Response, the cost of a Response to Environmental Conditions shall specifically include, but not be limited to: (i) costs arising from the necessary cessation of production activities that would directly result from the implementation of such Response to Environmental Conditions; and (ii) the costs of removing and disposing of any building, and any component parts thereof, that would be necessitated by such Response to Environmental Conditions. Taking no action shall constitute the Lowest Cost Response if, after investigation of the Environmental Conditions of the Area of Environmental Concern, taking no action is determined to be consistent with Environmental Laws and Applicable Remediation Standards. If taking no action is not consistent with Environmental Laws and Applicable Remediation Standards, the least costly non-permanent remedy (such as an Institutional Control or an Engineering Control) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with Environmental Laws and Applicable Remediation Standards and is less costly than the least costly permanent remedy (such as the excavation and removal of contaminated soil). Approval of a Remedial Action by an Environmental Authority exercising jurisdiction over an Area of Environmental Concern is not evidence that such Remedial Action constitutes the Lowest Cost Response if: (i) a Material Change in a Remediation Standard with respect to any Hazardous Substances to be addressed by the Response to Environmental Conditions has occurred; or (ii) a Response to Environmental Conditions of lower cost reasonably

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could have been proposed to such Environmental Authority; provided however, that if: (x) there has not been a Material Change in the Remediation Standards applicable to the Response to Environmental Conditions; (y) a Party has presented and diligently pursued a proposal to the applicable Environmental Authority to implement a Response to Environmental Conditions; and (z) the Environmental Authority exercising jurisdiction over such Area of Environmental Concern has rejected such proposal as inconsistent with Environmental Laws, then such rejection shall create a rebuttable presumption that the proposal was not the Lowest Cost Response.

        "Material Change in a Remediation Standard" means an order of magnitude (tenfold) increase in stringency of a Remediation Standard between the numeric value in effect at the time of Closing and the numeric value in effect at the time a Response to Environmental Conditions is implemented, such as, for example, a change in the numeric value of a Remediation Standard from 10 parts per million to 1 part per million. With respect to numeric Remediation Standards that are derived by application of narrative Remediation Standards (such as risk based criteria), a determination that a Material Change in a Remediation Standard has occurred shall be based on the evidence of actual guidances, reports or other documents issued, promulgated or approved by Environmental Authorities, in effect at the time of Closing, setting forth the methodology by which numeric Remediation Standards shall be derived from the narrative Remediation Standards.

        "Non-Federal Land" means a HAC Facility, or any portion thereof, which is not owned by the United States.

        "Notice of Environmental Condition" means a notice submitted pursuant to Article IX of this Environmental Agreement.

        "Off-Site Environmental Conditions" means Environmental Conditions other than Environmental Conditions at HAC Facilities.

        "Party" means either Hercules or Alliant. "Parties" shall mean Hercules and Alliant.

        "Phase II of the BEA" means a second phase of the BEA to be performed in accordance with Article II that is intended to further characterize Environmental Conditions at one or more HAC Facilities and may include the taking and analysis of soil and groundwater samples at or from such HAC Facilities.

        "Principal Agreement" means the Purchase and Sale Agreement between the Parties.

        "Recovery" means the amount received by a Party under or pursuant to any judgment, settlement or other resolution of any action against a third party, less any reasonable attorneys' fees, experts' and consultant fees and other expenses incurred by the Party in pursuing such action.

        "Release" means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

        "Remedial Action" means any and all: (i) investigations of Environmental Conditions of any kind or nature whatsoever, including but not limited to, assessments, remedial investigations, sampling or monitoring; or (ii) actions taken to address Environmental Conditions of any kind or nature whatsoever, including but not limited to, the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface and sub-surface soils (including but not limited to, biological treatment, land farming, soil vapor extraction, soil washing, solvent extraction and thermal desorption), excavation and off-site treatment or disposal of soils, wells, sumps, trenches or other systems for the recovery of groundwater or free product, systems for long term treatment of surface water or groundwater, Engineering Controls or Institutional Controls.

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        "Remediation Agreement" means an agreement between a Party and the NJDEP pursuant to the terms of ISRA permitting the consummation of the Transaction.

        "Remediation Standards" means either numeric or narrative standards to which Hazardous Substances in, on or around Land must be remediated as established pursuant to Environmental Laws by an Environmental Authority with jurisdiction over such Land.

        "Response to Environmental Conditions" means any response, including but not limited to, any Remedial Action, or no action, to address the Hazardous Substances present in an Area of Environmental Concern that, if implemented at such Area of Environmental Concern, would satisfy the least stringent Remediation Standards or Environmental Laws applicable to Land used for purposes for which the HAC Facilities were used at the time of Closing or as required by any lease agreement pertaining to a HAC Facility in effect at the time of Closing, whichever is more stringent.

        "Third-Party Claim" means an Environmental Claim asserted by an Environmental Authority or other third party, including but not limited to, an Environmental Claim seeking monetary damages, penalties or the performance of any action with respect to (i) injury to property; (ii) personal injury; (iii) damage to natural resources; (iv) non-compliance with Environmental Laws; or (v) Environmental Conditions.

        "Third-Party Government Contractor" means a third-party, other than the United States, with which Hercules or Alliant has entered into a Government Contract.

        "Transaction" means the transaction between the Parties effected by the Principal Agreement.

        "United States" means the federal government of the United States of America, its executive departments, agencies, divisions, bureaus and subdivisions, including but not limited to, the Department of Defense, the Department of the Army, the Department of the Navy, the Department of the Air Force and the National Aeronautics and Space Administration.

ARTICLE TWO

2.    Pre-Closing Environmental Assessments and Inspections.

        2.1    Performance of Phase I of the BEA.    The Parties initiated the performance of Phase I of the BEA prior to the date of this Agreement. Phase I of the BEA consists of inspections of each HAC Facility by an environmental consultant selected by the Parties, a review of compliance with Environmental Laws at each HAC Facility and identification of Areas of Environmental Concern at each HAC Facility. Following the execution of this Environmental Agreement, the Parties shall complete Phase I of the BEA.

        2.2    Performance of Phase II of the BEA.    Following the completion of Phase I of the BEA, a Phase II of the BEA shall be performed at any HAC Facility upon request by Alliant, which request shall be made not later than fifteen (15) business days following the completion of Phase I of the BEA, upon the following terms:

          (a)   Alliant shall provide Hercules with a written proposed scope of work for such Phase II, including the information that shall be included in the Phase II report(s). If the Parties are unable to reach agreement on the scope of work after conferring in good faith, Alliant shall be entitled to perform any Phase II activities to which Hercules has objected (except Phase II activities to which Hercules has reasonably objected on health or safety grounds), provided that; (i) Alliant shall bear the cost of such activities; (ii) Alliant shall cause such activities to be performed in a workmanlike manner and in accordance with all applicable professional standards; and (iii) Alliant shall perform reasonable restoration of any disturbance to the Land of a HAC Facility resulting from such activities if the Transaction does not close.

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          (b)   Each environmental consultant that will perform any portion of the Phase II activities must: (i) be approved by both Parties (not to be unreasonably withheld by Hercules) after disclosure by each Party of any prior dealings or contractual relationship with such environmental consultant; (ii) enter into an agreement reasonably acceptable to both Parties; and (iii) agree to provide and maintain in full force and effect a policy or policies of insurance of the type and with limits of coverage as agreed by the Parties.

        2.3    Completion of BEA: Extension by Consent.    Phase I of the BEA shall be completed by November 23, 1994. If a Phase II of the BEA is conducted, it shall be completed by a date mutually agreed upon by the Parties, but in no event later than the Closing. The foregoing notwithstanding, upon the mutual written consent of the Parties (which shall not be unreasonably withheld by either of them), the period for completion of either phase of the BEA may be extended.

        2.4    Cost of BEA and Hercules' Investigations of Alliant Facilities.    Except as set forth in Section 2.2, the cost of performing Phase I of the BEA and any Phase II of the BEA agreed upon by the Parties shall be paid by each Party in equal shares. Each Party shall bear the sole cost of any investigation of an Alliant or HAC Facility. This provisions shall survive the termination of this Environmental Agreement.

        2.5    Termination of Principal Agreement.    Any termination of the Principal Agreement or this Environmental Agreement based on the results of the BEA shall be governed exclusively by Section 12.1 of the Principal Agreement.

ARTICLE THREE

3.    Conditions to the Parties' Obligations.    The obligations of Alliant and Hercules to effect the Transaction shall be subject to the satisfaction or written waiver (where permissible), on or before the Closing Date, of each of the following conditions:

        3.1    ISRA—Alliant New Jersey Facilities.    With respect to each Alliant New Jersey Facility, Alliant shall have either: (i) secured a LNA with respect to such Alliant New Jersey Facility, based on a true and complete LNA application or applications satisfactory in form and substance to Hercules; (ii) achieved Compliance with ISRA; or (iii) secured and executed a Remediation Agreement issued by the NJDEP under ISRA permitting the Transaction with respect to such Alliant New Jersey Facility.

        3.2    ISRA—Kenvil Facility.    Hercules shall have secured and executed a Remediation Agreement under ISRA permitting the transfer of the Kenvil Facility contemplated by the Principal Agreement. Alliant shall have executed any documents reasonably requested by Hercules to obtain the Remediation Agreement.

        3.3    Efforts to Satisfy Closing Conditions.    The Parties shall use their best efforts to satisfy the conditions established by this Article Three.

ARTICLE FOUR

4.    Representations and Warranties.

        4.1    Hercules' Representations.    Hercules represents and warrants to Alliant that:

          (a)    Permits.    Except as set forth in Schedule EA 4.1(a)(1), to the Knowledge of Hercules, GES and HDES, all Environmental Permits necessary for the operation of the HAC Facilities and the HAC Business as they have been operated within the two (2) years prior to Closing have been issued and all such Environmental Permits are in full force and effect and all appeal periods for such permits have expired. Except as set forth in Schedule EA 4.1(a)(2), to the Knowledge of Hercules, GES and HDES, Hercules, GES and HDES are in compliance in all material respects

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  with the Environmental Permits issued for the operation of the HAC Facilities and the HAC Business. Except as set forth in Schedule EA 4.1(a)(3), to the Knowledge of Hercules, GES and HDES, there is no reason that the Environmental Permits issued to Hercules, GES and HDES cannot be transferred to Alliant in the Ordinary Course of Business without undue cost or delay to Alliant.

          (b)    Existing Claims.    Except as set forth in Schedule EA 4.1(b), and except for Environmental Claims that have been fully and finally resolved, to the Knowledge of Hercules, GES and HDES, no Environmental Claim has been asserted or threatened: (i) with respect to any alleged violation of any Environmental Laws applicable to the HAC Facilities and the HAC Business or the terms and conditions of Environmental Permits necessary for the operation of the HAC Facilities and the HAC Business; (ii) with respect to any alleged failure to have any Environmental Permits necessary for the operation of the HAC Facilities or the HAC Business; or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance generated in connection with the HAC Facilities or the HAC Business.

          (c)    Hazardous Substances.    Except as set forth in Schedule EA 4.1(c), to the Knowledge of Hercules, GES and HDES, there are no Hazardous Substances stored at, located on or disposed of at or from any of the HAC Facilities in material violation of any Environmental Law or which could be required to be remediated under any Environmental Law.

          (d)    Compliance with Laws.    Except as set forth in Schedule EA 4.1(d), to the Knowledge of Hercules, GES and HDES, the HAC Facilities and the HAC Business are in compliance in all material respects with all Environmental Laws.

          (e)    Off-Site Disposal of Hazardous Substances at Site Listed for Cleanup.    Except as set forth in Schedule EA 4.1(e), in connection with the HAC Facilities and HAC Business, to the Knowledge of Hercules, GES or HDES, neither Hercules, GES nor HDES has transported, or arranged (directly or indirectly) for the transportation of, any Hazardous Substance for disposal at any location which is listed, or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring Remedial Action, or which is undergoing Remedial Action pursuant to Environmental Laws.

          (f)    Real Property Used in HAC Business Listed for Cleanup.    Except as set forth in Schedule EA 4.1(f), to the Knowledge of Hercules, GES or HDES: (i) no oral or written notification of a Release of a Hazardous Substance, with respect to a HAC Facility or the HAC Business, has been filed with any Environmental Authority; (ii) no HAC Facility is undergoing Remedial Action pursuant to Environmental Laws; and (iii) no Facility now or previously owned, operated, managed, used or controlled by Hercules, GES or HDES with respect to the HAC Business is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any comparable state list of sites requiring Remedial Action or is undergoing Remedial Action pursuant to Environmental Laws.

          (g)    Hercules Environmental Documents.    There are no non-privileged environmental investigations, studies, audits, tests, reviews or other analyses of Environmental Conditions conducted by or which are in the possession of Hercules, GES or HDES in relation to the HAC Facilities which have not been made available to Alliant for review or as to which the material information contained therein has not been conveyed to Alliant prior to the date of this Environmental Agreement.

          (h)    Liens.    Except as set forth in Schedule EA 4.1(h), no lien has attached to any of the HAC Facilities owned by Hercules, GES or HDES as a result of the expenditure of monies by any Environmental Authority or other third party to pay for Remedial Actions at the HAC Facilities.

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          (i)    Institutional Controls.    Except as set forth in Schedule EA 4.1(i), to the Knowledge of Hercules, GES or HDES, no Institutional Control has been imposed or recorded in any public document with respect to any of the HAC Facilities.

          (j)    Engineering Controls.    Except as set forth in Schedule EA 4.1(j), to the Knowledge of Hercules, GES or HDES, no Engineering Control has been implemented or installed at any of the HAC Facilities.

          (k)    No Other Representations.    Alliant acknowledges that, except as specifically set forth in this Environmental Agreement, Hercules, GES or HDES have not made any representations or warranties of any kind or nature concerning environmental matters, including but not limited to, Environmental Conditions or compliance with Environmental Laws in connection with the HAC Business or the HAC Facilities.

        4.2    Alliant's Representations.    Alliant represents and warrants to Hercules that:

          (a)    Compliance with Environmental Laws.    Except as set forth in Schedule EA 4.2(a), to its Knowledge, Alliant is in compliance in all material respects with Environmental Laws applicable to the business of Alliant.

          (b)    Permits.    Except as set forth in Schedule EA 4.2(b)(1), to the Knowledge of Alliant, all Environmental Permits necessary for the operation of the Alliant Facilities have been issued to Alliant and are in full force and effect. Except as set forth in Schedule EA 4.2(b)(2), Alliant is in compliance in all material respects with the Environmental Permits issued to Alliant.

          (c)    Existing Claims.    Except as set forth in Schedule EA 4.2(c), and except for Environmental Claims that have been fully and finally resolved, to Alliant's Knowledge, no Environmental Claim has been asserted or threatened with respect to any: (i) alleged violation by Alliant of any Environmental Laws or the terms and conditions of any Environmental Permits issued to Alliant; (ii) alleged failure by Alliant to have any Environmental Permits; or (iii) generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance generated by Alliant.

          (d)    No Other Representations.    Hercules acknowledges that, except as specifically set forth in this Article, Alliant has not made any representations or warranties of any kind or nature concerning environmental matters, including but not limited to, Environmental Conditions or compliance with Environmental Laws in connection with the business of Alliant or the Alliant Facilities.

        4.3    Materiality.    For the sole purpose of this Article IV, a breach of a representation or warranty shall not be deemed to be "material" unless the total amount of the Environmental Claim that could be imposed on, incurred by or asserted against the Party making the representation in respect of the matters that were the subject of the representation or warranty exceeds $10,000.

ARTICLE FIVE

5.    Transfer of Environmental Permits.    Hercules shall reasonably cooperate with Alliant to facilitate the transfer to Alliant of the Environmental Permits issued to Hercules, GES and HDES with respect to the operation of the HAC Facilities and shall initiate and administer applications or notices for the transfer of any such Environmental Permit if Hercules, but not Alliant, has the legal authority to seek such transfer, provided however, that this provision shall not obligate Hercules to incur any cost or monetary obligation in connection with the transfer of such Environmental Permits, except such internal management or administrative costs as may reasonably be expected to be incurred in connection with the administration of an application or notice to transfer an Environmental Permit.

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ARTICLE SIX

6.    Government Responsibility Demands.

        6.1    Initiation and Administration of Government Responsibility Demands.

          (a)   Alliant shall initiate and administer those Government Responsibility Demands as to which there is a reasonable legal basis to assert that an Environmental Claim arising from a HAC Facility or HAC Business that forms or may form the basis of an Environmental Indemnification Claim by Alliant against Hercules is a Federal Environmental Responsibility, as follows: (i) following the Closing, Alliant shall initiate and administer Government Responsibility Demands which Alliant has legal standing to enforce pursuant to Government Contract Law or Government Contracts to which Alliant is a party and shall use diligent efforts to secure reimbursement for the underlying Environmental Claim; and (ii) Alliant shall assume the administration of any Government Responsibility Demand initiated by Hercules prior to Closing and shall use diligent efforts to secure reimbursement for the underlying Environmental Claim.

          (b)   Alliant shall have no obligation to continue to administer a Government Responsibility Demand with respect to Environmental Claims arising from a HAC Facility or a HAC Business located on Non-Federal Land after two years from the date of the first assertion by the United States or the Third Party Government Contractor as to its position on whether the Environmental Claim underlying the Government Responsibility Demand constitutes a Federal Environmental Responsibility (the "Two Year Period"). Notwithstanding the foregoing, Alliant shall continue to administer a Government Responsibility Demand following the expiration of a Two Year Period if: (i) the United States or the Third Party Government Contractor has determined that the Environmental Claim underlying the Government Responsibility Demand is a Federal Environmental Responsibility; (ii) the United States or or the Third Party Government Contractor is paying reimbursement to Alliant pursuant to the Government Responsibility Demand; or (iii) Hercules agrees in writing to pay Alliant for reasonable costs incurred by Alliant in connection therewith, including but not limited to, reasonable attorneys' fees, experts' and consultant fees and other reasonable expenses, and to pay a reasonable hourly fee for time spent by Alliant personnel in administering such Government Responsibility Demand.

          (c)   Alliant shall have no obligation to continue to administer any Government Responsibility Demand with respect to an Environmental Claim arising from a HAC Facility or HAC Business located on Federal Land from the date a decision is rendered that the Environmental Claim underlying the Government Responsibility Demand is not a Federal Environmental Responsibility by either the United States Armed Services Board of Contract Appeals or the United States Court of Claims (the "Negative Decision"). Notwithstanding the foregoing, Alliant shall continue to administer such Government Responsibility Demand following the issuance of a Negative Decision if Hercules agrees in writing to pay Alliant for reasonable costs incurred by Alliant in connection therewith, including but not limited to, reasonable attorneys' fees, experts' and consultant fees and other reasonable expenses, and to pay a reasonable hourly fee for time spent by Alliant personnel in administering such Government Responsibility Demand.

          (d)   Hercules shall reimburse Alliant for any Environmental Claim subject to such Government Responsibility Demand, in the manner provided by Article IX of this Agreement, notwithstanding any contention by Hercules that such Environmental Claim is a Federal Environmental Responsibility upon: (x) with respect to a Government Responsibility Demand arising from a HAC Facility or HAC Business located on Non-Federal Land, the expiration of a Two Year Period, provided however, that Hercules shall have no obligation to reimburse Alliant to the extent the United States or a third party is paying reimbursement to Alliant with respect to the Environmental Claim pursuant to a Government Responsibility Demand; and (y) with respect to a

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  Government Responsibility Demand arising from a HAC Facility or HAC Business located on Federal Land, the issuance of a Negative Decision. Notwithstanding the foregoing, Hercules shall reimburse Alliant for an Environmental Claim pursuant to this Section 6.1(d) only to the extent the Environmental Claim would otherwise be subject to Hercules' obligation to indemnify Alliant under Article VIII of this Agreement and provided that Alliant shall reimburse Hercules to the extent of any subsequent allowance of, or other consideration or payment received by Alliant with respect to, the Government Responsibility Demand.

          (e)   Notwithstanding this Section 6.1, Hercules shall pay for the performance of Remedial Actions with respect to the Clearwater Facility and the Kenvil Facility in accordance with Article XII.

        6.2    Negotiation of Government Contracts.    With respect to the negotiation of Government Contracts to which Alliant is a party, Alliant shall use reasonable efforts to secure reasonably obtainable consents and other authorizations to facilitate addressing Environmental Conditions at HAC Facilities in a cost effective manner.

        6.3    Status of Government Responsibility Demands.    Following the Closing, on the first business day of February and August of every year, until the termination date for this requirement, Alliant shall deliver to Hercules a report summarizing the status of each Government Responsibility Demand administered by Alliant.

        6.4    When No Government Responsibility Demand Is Made.    If Alliant does not file a Government Responsibility Demand pursuant to this Article VI with respect to an Environmental Claim as to which Alliant seeks indemnification from Hercules pursuant to this Environmental Agreement, any dispute with respect to whether the Environmental Claim constitutes a Federal Environmental Responsibility shall be determined under the dispute resolution procedures established by Article XIV of the Principal Agreement, either in connection with a Reimbursement Request by Alliant or at such other time as either Party shall elect to submit the matter for dispute resolution.

ARTICLE SEVEN

7.    Alliant's Assumption of Liabilities.    Except as specifically provided in Articles VIII and XII of this Environmental Agreement, following the Closing, Alliant shall assume liability for all Environmental Claims associated with the HAC Business or the ownership, operation, use, management or control of the HAC Facilities, including but not limited to, all Environmental Claims associated with Environmental Conditions at the HAC Facilities or Environmental Claims associated with achieving compliance with Environmental Laws and with all Environmental Permits with respect to the operation of the HAC Facilities and the HAC Business. The foregoing notwithstanding, Alliant shall not assume liability for any and all Third-Party Claims arising from or relating to Off-Site Environmental Conditions resulting from the operation of the HAC Business prior to the Closing (i) at Federal Land, but only if such Third-Party Claims are first asserted against Alliant or Hercules after the tenth (10th) anniversary of the Closing; and (ii) at Non-Federal Land, but only if such Third-Party Claims are first asserted against Alliant or Hercules after the fifth (5th) anniversary of the Closing.

ARTICLE EIGHT

8.    Indemnification.

        8.1    Hercules' Indemnification of Alliant.    Subject to Section 8.2 of this Environmental Agreement and the limitation on indemnification established by Section 13.5 of the Principal Agreement, Hercules shall defend, indemnify and hold harmless Alliant from and against the following:

          (a)   Any and all Environmental Claims imposed on, incurred by or asserted against Alliant, or for which Alliant may be liable or obligated, arising from or relating to Environmental Conditions

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  at a HAC Facility to the extent such Environmental Conditions result from or relate to the Release of Hazardous Substances from, under, into or onto the HAC Facility prior to the Closing;

          (b)   Any and all Environmental Claims imposed on, incurred by or asserted against Alliant, or for which Alliant may be liable or obligated, resulting from or relating in any way to the treatment, storage, disposal or Release (or arrangement for the same), prior to the Closing, at any location other than a HAC Facility of a Hazardous Substance used, generated or handled in connection with the HAC Facilities or the HAC Business by Hercules, GES or HDES or by any entity to which any of them is or may be deemed a successor or assignee;

          (c)   Any and all fines and penalties (including civil monetary penalties or settlement payments in lieu of penalties) imposed on, incurred by or asserted against Alliant, or for which Alliant may be liable or obligated, arising out of non-compliance with Environmental Laws or Environmental Permits by Hercules, GES or HDES, or any entity to which any of them is or may be deemed a successor or assignee, in connection with the HAC Business or the operation of the HAC Facilities to the extent such non-compliance occurred prior to the Closing or after the Closing in connection with the performance of a Remedial Action at the Kenvil or Clearwater Facilities; and

          (d)    Any and all Environmental Claims imposed on, incurred by or asserted against Alliant, or for which Alliant may be liable or obligated, arising from or relating to Hercules' breach of any of the representations and warranties set forth in Article IV of this Environmental Agreement or from Hercules' breach of any other obligations of Hercules set forth in this Environmental Agreement.

Notwithstanding anything in this Environmental Agreement to the contrary, the provisions of Section 13.5 of the Principal Agreement shall not apply to amounts incurred by Hercules in connection with the performance of Remedial Actions at the Clearwater Facility or in connection with its obligation pursuant to Article XI of this Environmental Agreement to achieve Compliance with ISRA at the Kenvil Facility.

        8.2    Limitations on Hercules' Indemnification of Alliant.    Notwithstanding anything in the Environmental Agreement to the contrary, Hercules shall have no obligation to indemnify Alliant with respect to the following:

          (a)   Any and all Environmental Claims as to which Alliant has not given notice in accordance with Section 9.2 of this Environmental Agreement with respect to: (i) Environmental Claims arising from Environmental Conditions on, at, under or from Federal Land, prior to the tenth (10th) anniversary of the date of the Closing; and (ii) all other Environmental Claims, prior to the fifth (5th) anniversary of the date of the Closing.

          (b)   Any and all Environmental Claims otherwise subject to indemnification pursuant to this Environmental Agreement to the extent that such Environmental Claims are determined to be a Federal Environmental Responsibility pursuant to the provisions of Article VI of this Environmental Agreement;

          (c)   Any and all Environmental Claims arising out of or relating to an Area of Environmental Concern if a Response to Environmental Conditions has already been implemented after the Closing, provided however, that this limitation shall not apply as to any Area of Environmental Concern in respect of which the implemented Response to Environmental Conditions consisted of no action;

          (d)   Any and all Environmental Claims arising out of or relating to Environmental Conditions on, at or from: (i) Federal Land resulting from the Release of materials that were not first regulated as Hazardous Substances prior to the tenth (10th) anniversary of the date of the Closing;

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  and (ii) Non-Federal Land resulting from the Release of materials that were not first regulated as Hazardous Substances prior to the fifth (5th) anniversary of the date of the Closing;

          (e)   Any and all Environmental Claims to the extent Alliant receives a Recovery with respect to such Environmental Claims; and

          (f)    Any and all Environmental Claims that are subject to Alliant's obligation to indemnify Hercules.

        8.3    Alliant's Indemnification of Hercules.    Subject to Section 8.4 of this Environmental Agreement, Alliant shall defend, indemnify and hold harmless Hercules from and against the following:

          (a)   Any and all Environmental Claims imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, arising from or relating to a Release of a Hazardous Substance at the HAC Facilities occurring after the Closing.

          (b)   Any and all Environmental Claims imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, resulting from or relating in any way to the treatment, storage, disposal or Release (or arrangement for the same) at any location other than the HAC Facilities of a Hazardous Substance used, generated or handled by Alliant in connection with the HAC Business or the ownership, operation, management, use or control of the HAC Facilities after the Closing, but only to the extent such Environmental Claims do not result from or relate to the use, generation, treatment, storage, disposal or Release (or arrangement for the same) of the Hazardous Substance prior to the Closing;

          (c)   Any and all Environmental Claims imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, arising out of or relating to an Area of Environmental Concern as to which a Response to Environmental Conditions has been implemented at a HAC Facility after the Closing, provided however, that Alliant shall not have any obligation to indemnify Hercules pursuant to this Section 8.3(c) as to any such Area of Environmental Concern in respect of which the implemented Response to Environmental Conditions consisted of no action;

          (d)   Any and all fines and penalties (including civil monetary penalties or settlement payments in lieu of penalties) imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, arising out of non-compliance with Environmental Laws or Environmental Permits at the HAC Facilities after the Closing, provided however, that such non-compliance is not attributable to the Release of Hazardous Substance prior to the Closing; and further provided that Alliant shall not have any obligation to indemnify or hold harmless Hercules from and against any fines or penalties related to non-compliance by Hercules (or consultants, contractors or subcontractors of Hercules) occurring after the Closing in the performance of a Remedial Action at the Kenvil Facility or the Clearwater Facility;

          (e)   Any and all Environmental Claims imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, arising from or relating in any way to the cost of addressing an Area of Environmental Concern at a HAC Facility to the extent exceeding the cost of the Lowest Cost Response; and

          (f)    Any and all Environmental Claims imposed on, incurred by or asserted against Hercules, or for which Hercules may be liable or obligated, arising from or relating to Alliant's breach of any of the representations and warranties set forth in Article IV of this Environmental Agreement or from Alliant's breach of its obligations under this Environmental Agreement, including but not limited to, its obligations pursuant to Article VI hereof.

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        8.4    Limitations on Alliant's Indemnification of Hercules.    Notwithstanding anything in the Environmental Agreement to the contrary, Alliant shall have no obligation to indemnify Hercules with respect to the following:

          (a)   Any and all Environmental Claims to the extent Hercules receives a Recovery with respect to such Environmental Claims.

          (b)   Any and all Environmental Claims arising from the obligation to perform Remedial Actions with respect to non-sudden and recurring Releases occurring after the Closing at the Clearwater Facility or the Kenvil Facility, but with respect to the Kenvil Facility only to the extent any such Release occurs before the third (3rd) anniversary of the Closing Date. "Non-Sudden" for purposes of this Section 8.4(b) shall have a temporal meaning.

ARTICLE NINE

9.    Procedures for Environmental Indemnification Claims.

        9.1    Environmental Conditions Identified At or Prior to Closing.    Alliant shall not be required to provide notice to Hercules of any Environmental Condition identified in the BEA or any Schedule attached to this Environmental Agreement.

        9.2    Environmental Conditions Not Identified Before Closing.

          (a)   With respect to any Environmental Condition not identified in the BEA or any Schedule attached to this Environmental Agreement as to which Alliant is seeking or may seek indemnification from Hercules pursuant to this Environmental Agreement, Alliant shall promptly provide to Hercules a Notice of Environmental Conditions upon receiving Knowledge of the Environmental Condition. In any event, Alliant shall provide such Notice of Environmental Conditions within ninety (90) days from the day upon which Alliant receives Knowledge of such Environmental Condition. The Notice of Environmental Conditions shall set forth, to the extent Known by Alliant, the nature and the location of the Environmental Condition, the source and cause of the Environmental Condition, the identity and estimated quantity of the Hazardous Substance present and any response taken or planned to be taken by Alliant to address the Environmental Condition.

          (b)   Alliant's failure to notify Hercules of an Environmental Condition in accordance with Section 9.2(a) of this Environmental Agreement shall relieve Hercules of its obligation under the Environmental Indemnity as it pertains to any matter which should have been the subject of the notification to the extent, but only to the extent, as a direct and proximate result of such failure, there is a material adverse effect upon Hercules' rights under this Environmental Agreement.

        9.3    Third-Party Claims.    The procedures for indemnification with respect to Third-Party Claims shall be governed by Article XIII of the Principal Agreement; provided however, that in the event any Party is required by any Enforcement Notice or any judgment, order, settlement, agreement or other resolution of any Third-Party Claim to perform a Remedial Action, the performance of such Remedial Action shall be governed by this Environmental Agreement.

        9.4    Reimbursement Procedures.

          (a)   A party shall submit requests for reimbursement of Environmental Claims to which it claims a right of indemnification pursuant Article VIII of this Environmental Agreement or of payment pursuant to Section 6.1(d) of this Environmental Agreement ("Reimbursement Request"), as provided herein:

            (1)   With respect to any Environmental Claim subject to Alliant's obligation to initiate and administer a Government Responsibility Demand under Article VI of this Environmental Agreement, Alliant shall not present a Reimbursement Request before the time provided by Section 6.l(d); and

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            (2)   With respect to any Environmental Claim that is not subject to Alliant's obligation to initiate and administer a Government Responsibility Demand under Article VI of this Environmental Agreement, a Party may seek reimbursement of an Environmental Claim beginning on the first business day of January, April, July or September of each year following the Closing or as the Parties shall otherwise agree in writing.

          (b)   The Reimbursement Request shall identify or include the following as appropriate: (i) each Area of Environmental Concern to which the Reimbursement Request relates; (ii) any Enforcement Notice to which the Reimbursement Request relates; (iii) the Work Plan or Submission, if any, to which the Environmental Indemnification Claim or Reimbursement Request relates; (iv) the name of the contractor, consultant or other third party which received or will receive the monies related to the Reimbursement Request; (v) copies of all invoices (or other written requests for or evidence of payment) relating to the Reimbursement Request; (vi) a description of the work performed in connection with the Reimbursement Request; (vii) copies of any judgment, order, agreement, settlement or other document reflecting the resolution of a Third-Party Claim for which the Reimbursement Request is made; or (viii) any other factual basis for the Reimbursement Request.

          (c)   Any Party making a Reimbursement Request shall supply any non-privileged information or access to a HAC Facility reasonably requested by the other Party in order to investigate the Reimbursement Request.

          (d)   Within twenty (20) days of receiving a Reimbursement Request, a Party shall provide to the other Party a written response to the Reimbursement Request. Together with the response, the Party shall pay the undisputed amount of any Reimbursement Request.

          (e)   The Parties shall confer in good faith to resolve any dispute with respect to a Reimbursement Request.

          (f)    In the event a Party disputes a Reimbursement Request and the Parties, after conferring pursuant to Section 9.4(e) of this Environmental Agreement, are unable to resolve the dispute within ninety (90) days after delivery of the Reimbursement Request, either Party may initiate the dispute resolution procedure established by Article XIV of the Principal Agreement.

ARTICLE TEN

10.    Remedial Actions Under this Agreement.

        10.1    Management of Remedial Actions.    Except with respect to the Kenvil Facility and the Clearwater Facility, all material Remedial Actions at a HAC Facility subject or potentially subject to an Environmental Indemnification Claim under this Environmental Agreement shall be subject to the following requirements:

          (a)   At the Closing, Hercules shall designate a representative to receive information and consult with Alliant concerning Remedial Actions to be conducted by Alliant at the HAC Facilities (the "Hercules Environmental Representative"). From time to time, Hercules may designate a substitute Hercules Environmental Representative and alternate Hercules Environmental Representatives to serve if the primary Environmental Representative is unavailable. Alliant shall make its environmental personnel with responsibility for addressing Environmental Conditions at a HAC Facility reasonably available to the Hercules Environmental Representative to discuss Environmental Conditions at the HAC Facility that require or may require the performance of Remedial Actions subject to this Environmental Agreement.

          (b)   If requested by the Hercules Environmental Representative, Alliant shall provide to the Hercules Environmental Representative reasonable access to the HAC Facilities and copies of non-

15

  privileged information reasonably necessary to evaluate the Remedial Actions to be taken with respect to a HAC Facility and the selection of consultants and contractors to implement such Remedial Activities, including but not limited to reports, analytical data, correspondence, directives, orders, documents submitted by Alliant to, or received by Alliant from, any applicable Environmental Authority in connection with a Remedial Action, and other non-privileged documents created or received by or on behalf of Alliant in connection with the Remedial Action. Alliant shall provide to the Hercules Environmental Representative reasonable prior notice of the initiation of any material Remedial Action and an opportunity to observe all such Remedial Actions performed.

          (c)   Alliant shall afford the Hercules Environmental Representatives a reasonable opportunity to confer with consultants and contractors retained to perform Remedial Actions.

          (d)   Upon Hercules' request, Alliant shall provide to the Hercules Facility Representative a copy of any work plan describing how a Remedial Action shall be conducted ("Work Plan") or any submission to be made to an Environmental Authority in connection with any Remedial Action ("Submission") as long as is reasonably practicable before the date that the Work Plan is scheduled to be implemented or the Submission is required to be submitted to any Environmental Authority, provided that Alliant shall have no obligation to provide drafts of such Work Plans and Submissions.

          (e)   In the event that the Hercules Environmental Representative provides comments to Alliant with respect to the performance of any Remedial Action, including but not limited to, the contents of any Work Plan or Submission, the Parties shall diligently confer in good faith to attempt to reach agreement on the subject matter of Hercules' comments. In the event agreement cannot be reached by the Hercules Environmental Representative and the Alliant personnel with responsibility for the matter, either Party may demand that any issue with respect to the Remedial Action be submitted to the Environmental Review Committee by written notice to each member of the Environmental Review Committee. Any such demand shall include a concise written statement of the issue to be considered by the Environmental Review Committee. The members of the Environmental Review Committee shall personally confer with respect to this issue as soon as is reasonably practicable, but in any event within thirty (30) days of receipt of the written demand. Decisions of the Environmental Review Committee shall require the agreement of both Parties and shall be final. If the Environmental Review Committee is unable to reach a decision, either Party may submit the issue for dispute resolution in accordance with Article XIV of the Principal Agreement, provided however, that if Alliant is unable, after good faith efforts, to obtain from the Environmental Authority an extension of the deadline, if any, to make a Submission or to implement a Work Plan or other Remedial Action and the issue is not resolved pursuant to this Section 10.1(e) by the expiration of such deadline, Alliant shall determine the action to be taken without prejudice to all rights of Hercules to contend that such action is not in accordance with this Environmental Agreement.

          (f)    Nothing in this Section 10.1 shall limit the right of Alliant to propose or implement a Remedial Action: (i) for which it shall not seek indemnification in accordance with this Environmental Agreement; or (ii) to take an emergent action that is necessary to address an imminent threat to human health or the Environment.

        10.2    Performance of Remedial Action Under this Agreement.    Any Remedial Action, or any part thereof, subject or potentially subject to an Environmental Indemnification Claim under this Environmental Agreement, shall be performed in a workmanlike manner, consistent with all applicable professional standards and in a cost effective manner not exceeding industry cost standards for comparable work. Without limiting the generality of the foregoing, the Party performing such a Remedial Action shall: (i) be responsible for the proper and lawful disposition of all wastes, including

16

but not limited to, soils and groundwater, generated in any Remedial Action; and (ii) obtain, maintain in full force and effect, and achieve material compliance with all Environmental Permits that are necessary for the performance of any Remedial Actions.

        10.3    Maintenance of Engineering or Institutional Controls.    As long as Alliant owns or operates a HAC Facility, Alliant shall properly maintain any Institutional Controls or Engineering Controls installed or employed at a HAC Facility in connection with any Remedial Action undertaken by Alliant, subject or potentially subject to an Environmental Indemnification Claim under this Environmental Agreement. The out-of-pocket fees, costs and expenses incurred by Alliant pursuant to this Section 10.3 shall be subject to Alliant's right of indemnification pursuant to Section 8.1(a) of this Environmental Agreement. The foregoing notwithstanding, Alliant may remove or discontinue any Institutional or Engineering Controls imposed on the HAC Facility at any time in its sole discretion, provided that Alliant at its sole expense complies with any conditions imposed by the Environmental Authority or required in compliance with Environmental Laws in connection with such removal or discontinuance (including the performance of any additional Remedial Action).

ARTICLE ELEVEN

11.    Alliant New Jersey Facilities and ISRA.    As to any Alliant New Jersey Facility as to which Alliant shall not have achieved Compliance with ISRA prior to the Closing, Alliant shall: (i) take all actions that are necessary to achieve Compliance with ISRA, (ii) establish and maintain in full force and effect any remediation funding source required under ISRA; and (iii) pay all fees, costs and expenses necessary or required to achieve Compliance with ISRA.

ARTICLE TWELVE

12.    Kenvil and Clearwater Facilities.

        12.1    Leases for Kenvil and Clearwater Facilities.    The Parties specifically acknowledge that, in connection with the Transaction, Alliant shall execute leases for the Kenvil and Clearwater Facilities. The term of such leases shall be one year. Alliant shall have options to extend the leases for up to five additional one year terms. Should Alliant elect to extend its lease at the Kenvil Facility into a fourth year, Hercules and Alliant shall negotiate in good faith concerning a method by which Alliant will share in Environmental Claims incurred by Hercules arising from Releases, if any, occurring at the Kenvil Facility during Alliant's entire tenancy.

        12.2    Compliance with ISRA—Kenvil Facility.

          (a)    ISRA Compliance Matter Arising from this Transaction.    In connection with the ISRA Compliance Matter arising from the Transaction with respect to the Kenvil Facility, Hercules shall: (i) take all actions required to achieve Compliance with ISRA and the Remediation Agreement; (ii) establish and maintain in full force and effect any remediation funding source required under ISRA or the Remediation Agreement; and (iii) pay all fees, costs and expenses necessary or required to achieve Compliance with ISRA or the Remediation Agreement. Notwithstanding any provision of this Agreement to the contrary, Hercules shall have the sole and exclusive right and authority to propose, negotiate with the NJDEP concerning, and implement Remedial Actions at the Kenvil Facility required to achieve Compliance with ISRA or the Remediation Agreement, provided that Hercules shall implement Remedial Actions at such times, in such a manner and with such advance notice to Alliant as not to unreasonably interfere with Alliant's day to day operations at the Kenvil Facility.

          (b)    Future ISRA Compliance.    In the event Alliant takes any action during its occupancy of the Kenvil Facility that requires the initiation of an ISRA Compliance Matter, including but not limited to, any closing of operations (as such term is defined under ISRA) by Alliant at the Kenvil

17

  Facility, Alliant shall pay all filing fees and other costs of an administrative nature to achieve Compliance with ISRA. Subject to Alliant's obligation to indemnify Hercules pursuant to Article VIII of this Environmental Agreement for post-Closing Releases, as such obligation shall be modified by any agreement of the Parties described in Section 12.1 of this Environmental Agreement, Hercules shall take all actions and pay all other fees, costs and expenses to achieve Compliance with ISRA in connection with such ISRA Compliance Matter.

ARTICLE THIRTEEN

13.    Miscellaneous.

        13.1    Exclusive Remedy.    Hercules and Alliant acknowledge and agree that, if the Closing occurs, the indemnification given by the Parties under this Agreement shall be the Parties' sole and exclusive remedies following Closing, each against the other: (i) with respect to Environmental Claims or arising out of Environmental Laws relating to: the HAC Business; the ownership, operation, management, use or control of HAC Facilities; Environmental Conditions at the HAC Facilities; the ownership, operation, management, use or control of Alliant Facilities; Environmental Conditions at the Alliant Facilities; and Compliance with ISRA; and (ii) with respect to any other subject matter of this Environmental Agreement. The Parties hereby waive and release any other rights, remedies, causes of action or claims as to which this Environmental Agreement sets forth the exclusive remedy. The foregoing notwithstanding, this Section 13.1 shall not apply to any and all Third-party Claims arising from or relating to Off-Site Environmental Conditions resulting from the operation of the HAC Business (i) at Federal Land, but only if such Third-Party Claims are first asserted against Alliant or Hercules after the tenth (10th) anniversary of the Closing; and (ii) at Non-Federal Land, but only if such Third-Party Claims are first asserted against Alliant or Hercules after the fifth (5th) anniversary of the Closing. Solely as to the claims described in the preceding sentence, each Party shall retain against the other all rights, remedies, causes of action or claims they have or may have under Environmental Laws or otherwise.

        13.2    Third Party Actions.    Either Party may, but shall have no obligation to, institute an action against any third party, at any time and at its sole expense, with respect to Environmental Claims for which that Party is, or may be, entitled to indemnification pursuant to this Environmental Agreement, provided however, that with respect to all such Environmental Claims as to which Alliant is seeking recovery or reimbursement as a Federal Environmental Responsibility pursuant to Article VI of this Environmental Agreement, Hercules shall not institute any action against the United States without Alliant's prior written consent, which consent shall not be unreasonably withheld.

        13.3    Incorporation of Terms of Principal Agreement.

          (a)   The provisions of Articles XIII, XIV, XV of the Principal Agreement are incorporated herein and made a part hereof.

          (b)   Except as specifically set forth in this Environmental Agreement, this Environmental Agreement shall constitute the entire agreement of the Parties with respect to environmental matters of any kind or nature arising from or relating in any way to the HAC Business, the business of Alliant or the ownership, operation, use, management or control of the HAC Facilities or the Alliant Facilities.

          (c)   In the event of any conflict between the terms and conditions of this Environmental Agreement and the Principal Agreement, this Environmental Agreement will control with respect to environmental matters.

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        13.4    Schedules to Environmental Agreement.    The Parties acknowledge and agree that they are entering into this Environmental Agreement prior to the preparation and delivery of the Schedules referenced herein and that these Schedules shall be delivered prior to the Closing.

        13.5    Notices

        All notices, demands and other communications given by or on behalf of a Party pursuant to this Environmental Agreement shall be given in accordance with the Principal Agreement, except that such notices shall be addressed to the Parties as follows:

        As to Alliant:

    Vice President of Administration
    Alliant Techsystems Inc.
    600 Second Street, N.W .
    Hopkins, MN 55343-8384

        With a copy to:

    General Counsel
    Alliant Techsystems Inc.
    600 Second Street, N.W.
    Hopkins, MN 55343-8384

        As to Hercules:

    Vice President of Health and Environment
    Hercules Incorporated
    Hercules Plaza
    Wilmington, DE 19894

        With a copy to:

    General Counsel
    Hercules Incorporated
    Hercules Plaza
    Wilmington, DE 19894

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        IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officer on its behalf as of the date first above written.

Attested:	HERCULES INCORPORATED
By:	By:	/s/ R. KEITH ELLIOTT
Name and Title:	Name and Title:

Attested:	ALLIANT TECHSYSTEMS INC.
By:	By:	/s/ DONALD E. WILLIS
Name and Title:	Name and Title:

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Schedule EA 4.1(a)(1)

PERMITS

        Except as set forth in this Schedule EA 4.1(a)(1)1, to the Knowledge of Hercules, GES and HDES, all Environmental Permits necessary for the operation of the HAC Facilities and the HAC Business, as they have been operated within the two (2) years prior to Closing, have been issued, and all such Environmental Permits are in full force and effect, and all appeal periods for such permits have expired.

        Open Burning Permit for disposal of rubbish, garbage or trade waste, or buildings or structures, or waste explosives materials. Permit application was not submitted to the NJDEP within the required time frames. Previous permit expired February 20,1994 and has not been renewed to date. Permit application process is now underway.

ABL

        Renewed NPDES and stormwater permit: The NPDES portion of the application has been completed and submitted. The stormwater portion of the application has been submitted with incomplete data. Collection of composite stormwater samples are still required. It is expected to be complete by spring 1995. State has agreed to administratively continue the existing water pollution control permit (which covers only one discharge). Additional outfalls were added in the updated permit application. West Virginia is now requesting a revised permit application based on further consolidation of outfalls and the facility changes since the application was submitted. The request came from a January 1995 wastewater inspection. No immediate date for submittal was requested by the State.

Kenvil

        The facility's NPDES permit expired in 1991. The facility submitted a permit renewal application in a timely manner that year. The State has not yet acted on issuing the new permit. However, since the permit application was filed in a timely manner, the facility is covered by its existing (old) permit.

        Stormwater discharges from the facility were included in the 1991 NPDES permit application. The current stormwater discharge regulations require submittal of a permit application for stormwater discharge, except if covered by an existing permit (or application). Since this was the case, the facility does not currently have a stormwater permit, but it will be covered when the State issues the facility's new permit.

        Water Allocation Permit expired January 1993. State has granted blanket extension to all permit holders.

        Air Permits: Pursuant to an Administrative Consent Order (ACO) dated April 1993, Hercules is obligated to submit administratively complete permit/certificate applications to the NJDEP for all new or altered regulated operations at the Kenvil facility. These applications have not yet been submitted; however, Hercules is in the process of completing the applications.

        Open Burning Permit for disposal of rubbish, garbage or trade waste, or buildings or structures, or waste explosives materials; Permit application was not submitted to the NJDEP within the required time frames. Previous permit expired February 20, 1994 and has not been renewed to date. Permit application process is now underway.

McGregor

        The State has issued the new wastewater discharge permit. While Texas has their own wastewater permitting program, they do not have authority to implement the federal NPDES permit program. McGregor filed an application with EPA in a timely manner. However, EPA has not acted upon it. The

EPA has replied that the permit application was administratively complete, and the old permit appears to be in administrative continuance until the application is acted upon. The expected permitting date is unknown at this time; however, closure of operations at McGregor (operations moving to ABL) is expected prior to permit issuance.

interim Status for RCRA Subpart X (open burning) is not listed here as a permit which is not issued or not in full force, as the requirements have been met by submission of the applications. The McGregor, TX facility is the only facility with a Subpart X permit in force (issued by Texas and approved by EPA).

Schedule EA 4.1(a)(2)

Except as set forth in this Schedule EA 4.1(a)(2), to the Knowledge of Hercules, GES and HDES, Hercules, GES and HDES are in compliance in all material respects with the Environmental Permits issued for the operation of the HAC Facilities and the HAC Business.

ABL

        The sewage treatment plant has been experiencing periodic violations (associated with seasonal precipitation) of flow limitations due to infiltration of precipitation into the facility's old sewer lines. A study of the sewer lines is planned, and a new treatment plant with additional capacity for flow equalization has been funded by the Navy. Construction is expected in the next year.

Kenvil

        An Administrative Consent Order was entered into between Hercules and the NJDEP concerning the VOC emissions at the Kenvil facility. The ACO set forth a compliance schedule for controlling or eliminating the emissions of certain equipment at the plant in order to come into compliance with the New Jersey Air Pollution Control Act. The ACO also required that Hercules administratively submit permit/certificate applications to the NJDEP for all new or altered regulated operations at the Kenvil plant. Pursuant to a letter from the NJDEP dated March 9, 1995, steps to comply with the terms of the ACO are currently underway.

        Additionally, other air emissions permit violations have been cited by the NJDEP based on a November 1, 1994 NJDEP site inspection. Hercules is reviewing with the NJDEP the status of these citations.

        The lab certification for drinking water analysis is pending revocation due to failure to submit quality assurance data as requested by the NJDEP. Issue will be resolved by the next quality assurance data request from the NJDEP.

  •
  Administrative Consent Order dated April 29, 1993.
  Parties: New Jersey Department of Environmental Protection and Hercules.
  See EA4.1(a)(2) for background information.

  •
  New Jersey DEP claim for CY 1993 wastewater permit violations.
  •
  Fine—$115,125. Court has not yet approved the settlement; therefore, fine may not be paid prior to closing.
  •
  Corrective actions/schedule required (one item is scheduled to be completed after closing).

  •
  See also EA4.1(a)(1) and 4.1(a)(2).

Radford

        A Consent Order has been developed with the State of Virginia extending the date for compliance with the whole effluent toxicity requirements in Radford's new NPDES permit. Compliance is required by 12/31/97. This is not considered a violation but is mentioned here for information. See Consent Special Order dated August 12, 1986, as amended, in Section 4.1(b)(i).

Sunflower

        The sewage treatment plant at Sunflower has experienced recent chronic fecal coliform limit violations of its NPDES permit. Studies are being conducted with Army assistance to determine the cause, and the facility is installing a disinfection system to eliminate violations in the interim.

Schedule EA 4.1(a)(3)

        Except as set forth in this Schedule EA 4.1(a)(3), to the Knowledge of Hercules, GES and HDES, there is no reason that the Environmental Permits issued to Hercules, GES and HDES cannot be transferred to Alliant in the Ordinary Course of Business without undue cost or delay to Alliant.

ABL

        The RCRA hazardous waste management permit transfer to Alliant is being delayed due to complications with the ability of the Navy to sign the permit transfer as the owner (indicating Alliant as the operator) until the contract has been novated. This may cause a delay of several months.

Schedule EA 4.1(b)(i)

EXISTING CLAIMS

        Except as set forth in this Schedule EA 4.1(b)(i) and except for Environmental Claims that have been fully and finally resolved, to the Knowledge of Hercules, GES and HDES, no Environmental Claim has been asserted or threatened:

  (i)
  with respect to any alleged violation of any Environmental Laws applicable to the HAC Facilities and the HAC Business or the terms and conditions of Environmental Permits necessary for the operation of the HAC Facilities and the HAC Business.

ABL

  •
  Consent Order CO-R-27-91-20 dated June 25, 1991.
  Parties: West Virginia Air Pollution Control Commission and Allegany Ballistics Laboratory.

    Fabrication plant emits methylene chloride, trichloroethylene and ethylene dichloride into the air. Consent Order is a Voluntary Emissions Reduction Plan for installation of equipment to control emissions of methylene chloride and trichloroethylene and reduce ethylene dichloride emissions. Requirements completed pending modification of the Consent Order by the State.

  •
  Pending Consent Order with the West Virginia Office of Air Quality for operations at the explosive waste burning grounds.

Bacchus

  •
  Stipulation and Consent Order No. 8606396 dated August 16, 1988.
  Parties: Utah Solid and Hazardous Waste Committee and Hercules.

    Hercules was required to initiate a RCRA Facility Investigation and to develop a comprehensive plan for corrective action at the site.

Kenvil

  •
  Administrative Consent Order dated November 9, 1988.
  Parties: New Jersey Department of Environmental Protection and Hercules.

    Closure of the burning ground. Hercules has completed all requirements under this ACO; however, we have not yet received written notice from the NJDEP that would allow ACO to be formally closed out. $500,000 Letter of Credit in place.

  •
  Administrative Consent Order dated April 29, 1993.
  Parties: New Jersey Department of Environmental Protection and Hercules.
  See EA 4.1(a)(2) for background information.

  •
  New Jersey DEP claim for CY 1993 wastewater permit violations.
  •
  Fine—$115,125. Court has not yet approved the settlement; therefore, fine may not be paid prior to closing.
  •
  Corrective actions/schedule required (one item is scheduled to be completed after closing).

Radford

  •
  Consent Agreement No. RCRA-III-240 dated March 2, 1992.
  Parties: U.S. EPA and Hercules.

    Incinerator Operation Permit for burning lead-bearing wastes. Corrective actions completed by Hercules. EPA agreed, by letter dated February 25, 1992, to modify permit to include the Army as a co-permittee. This modification process is underway.

  •
  Enforcement Order dated June 22, 1993.
  Parties: Virginia Department of Environmental Quality, Department of the Army, and Hercules.

    Hercules and the Army developed a groundwater monitoring program for the incinerator spray pond surface impoundment. Awaiting DEQ approval of the closure plan to implement program.

  •
  Consent Special Order dated August 12, 1986; amended November 5, 1992; further amended July 11, 1994.
  Parties: Virginia Department of Environmental Quality, Radford Army Ammunition Plant, and Hercules.

    Consent Order is attached as a condition to the Wastewater Discharge Permit and includes corrective action requirements and interim effluent limitations for the discharge of ammonia and nitrate. Amendment issued in July 1994 provides an extension of time for meeting the whole effluent toxicity limitations.

  •
  Consent Agreement and Order dated May 11, 1992.
  Parties: Department of the Army and Virginia Department of Environmental Quality.

    Construction of new nitrocellulose pollution abatement equipment.
    Construction in progress

Sunflower

  •
  Consent Order No. 90-E-43 dated February 1991.
  Parties: Kansas Department of Health and Environment and the Department of the Army.

    Corrective actions to ensure compliance with NPDES permit.

Schedule EA 4.1 (b) (ii)

        Except as set forth in this Schedule EA 4.1 (b)(ii) and except for Environmental Claims that have been fully and finally resolved, to the Knowledge of Hercules, GES and HDES, no Environmental Claim has been asserted or threatened:

  (ii)
  with respect to any alleged failure to have any Environmental Permits necessary for the operation of the HAC Facilities or the HAC Business:

Kenvil

        See EA 4.1(a)(1) to Kenvil permit background..

Schedule EA 4.1 (b)(iii)

        Except as set forth in this Schedule EA 4.1 (b)(iii) and except for Environmental Claims that have been fully and finally resolved, to the Knowledge of Hercules, GES and HDES, no Environmental Claim has been asserted or threatened:

  (iii)
  with respect to any generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance generated in connection with the HAC Facilities or the HAC Business:

ABL

  •
  Limestone Road Superfund site; filed May 1994
  Shipment of waste from ABL to Limestone Road site. Volume and nature of waste must still be determined.

    Hercules' contribution to settlement is being sought by the parties who have performed the RI/FS and the capping and fencing at the site. Approximately $4 Million is expected to be spent through completion of the RI/FS. Hercules has arranged for the disposal of 16 drums identified as ours during the capping work. Contents of document repository in Philadelphia will be reviewed.

  •
  Archem Company site, last operated by Thomas Chelsea Chemical Company, USA, Houston, TX

    ABL received a 104(e) information request in August 1993. Hercules' response indicated Archem had been a supplier of product to both our ABL and Bacchus facilities. It appears the majority of material supplied to Hercules was K-7 (a curing agent).

    On January 18, 1994, Hercules received a request from the Texas Water Commission (TWC) to participate in a removal action at the site. Past costs incurred by the TWC are $721,673. Hercules is preparing a response denying responsibility as a potentially responsible party and declining to participate in the removal action.

  •
  Municipal Industrial Disposal Company site in Elizabeth Township, Allegheny County, PA

    Hercules received a §104(e) information request in May 1993. Our investigation revealed that in September 1980 thirty (30) drums of inorganic waste sludge were shipped through a transporter who listed MIDC as the disposal location. However, no disposal certificate was ever received to confirm that the waste did indeed get disposed of at MIDC. Further, the contract with ABL and the transporter listed another disposal location as the disposal site. Finally, the transporter was later arrested by the authorities for disposing of wastes at locations not on the manifests. Therefore, Hercules has no documentation or information to support waste actually being disposed of at MIDC.

Bacchus

  •
  Hansen Container Site, Grand Junction, Mesa, CO; filed January 1995

    CERCLA Section 104(e) request for information received from the EPA, Region VIII. Bacchus Works allegedly sold empty drums for scrap in the 60s and 70s, and gave Hansen drums in 1989 and 1990, which were disposed of at the Hansen Container site. EPA is conducting clean-up activities and is seeking information as to the number and contents of drums.

  •
  Archem Company site, last operated by Thomas Chelsea Chemical Co., USA, Houston, TX
  See ABL.

  •
  Chemical Commodities Sites, Kansas City and Shawnee, Kansas
  See McGregor.

HDES

  •
  Seaboard Superfund Site, High Point, NC

    Unisys, former owner of HDES facility, has agreed to indemnify HDES for any potential liability associated with the site for activities occurring prior to October 1986. Two post-closing shipments to this site are being investigated. HDES has been asked to join the PRP group.

  •
  Peak Oil Superfund Site, Tampa, FL

    HDES received a 104(e) information request in February 1993. Hercules responded with no connection to this entity. Requested indemnity from Unisys, who responded that the claim was premature. No connection identified. Unisys indemnifying/defending.

  •
  Zellwood Groundwater Contamination Site, Orange County, FL

    HDES received a 104(e) information request in April 1992. Hercules responded that no connection for disposal at this site could be found. Unisys agreed to indemnify Hercules unless otherwise determined. No connection identified. Unisys indemnifying/defending.

  •
  Bay Drums Superfund Site, Brandon, FL (east of Tampa)

    HDES received a letter in February 1991; responded that no connection existed between HDES and entity. Unisys agreed to defend for pre-closing activities. No connection identified. Unisys indemnifying/defending.

Kenvil

  •
  Violation for 1992 acetone spill by State Police Summons No. MP 92419. Fine of $3,000 dated February 24, 1995 received and will be paid by March 24, 1995.

McGregor

  •
  Chemical Commodities Sites, Kansas City and Shawnee, Kansas
  Company acted as broker to purchase raw materials from Bacchus and McGregor facilities. Company abandoned the site. Several drums of materials traced back to Hercules. Hercules took the position that broker purchased a useful product from Hercules and no arrangement for disposal occurred.

Radford

  •
  Consent Decree entered on January 25, 1995.
  Parties: EPA, Region III, and Hercules

    Hercules auctioned off batteries which ended up at the Bypass 601 Superfund site, Concord, NC. Hercules is a member of the site remediation group engaged in clean-up. Liability calculated based upon pro-rata volumetric contribution of material to the site. Radford's total contribution over multi-year clean-up plan is estimated to be $22-28,000.

  •
  USEPA v. Hercules; filed October 1992.

    Alleged asbestos removal violations. Initial fine was $160,500.
    Settlement negotiations ongoing. Hercules offered to settle for $7,500; EPA offered to settle for $14,000.

  •
  USEPA v. Hercules; filed January 21, 1993.

    Underground storage tanks. Violations include: (1) release detection requirements ($202,000); (2) improper underground piping ($25,973); and (3) failure to comply with certain closure requirements ($17,280). Settlement negotiations stalled; parties remain significantly apart.

  •
  McKinney Tannery site, Salem, VA

    Hercules was contacted in late 1992 about its involvement at this site. It was alleged that RAAP gave or sold batteries to Mr. Mike Mentor. RAAP advised Contracting Officer of this situation and requested indemnification under P.L. 85-804 and FAR 52.228-7 if any claims were actually brought. No further communication has been received from Mr. Mentor or his counsel.

Sunflower

        None.

Schedule EA 4.1(c)

HAZARDOUS SUBSTANCES

        Except as set forth in this Schedule EA 4.1(c), to the Knowledge of Hercules, GES and HDES, there are no Hazardous Substances stored at, located on or disposed of at or from any of the HAC Facilities in material violation of any Environmental Law or which could be required to be remediated under any Environmental Law.

        The following list contains references to reports on remedial investigation studies at the facilities where documentation of known or suspected hazardous substances are discussed. Additionally, notation is made of known releases of hazardous substances which have occurred which may require further investigation or remediation since these studies have been conducted.

        All other releases (spills) of Hazardous Substances which may have occurred at the facilities over time are believed to have been appropriately reported to regulatory agencies and appropriately remediated at that time and are, therefore, not listed here.

ABL

  •
  Draft Remedial Investigation Report—CH2M Hill; October 1992

  •
  Phase II RCRA Facility Assessment—A. T. Kearney; August 18, 1993

  •
  Work Plan Construction Investigation of Site 7—Beryllium Landfill; April 14, 1994

  •
  Draft Work Plan for the Focused Remedial Investigation/Feasibility Study (RI/FS) at Site 1; April 1994

  •
  Draft Work Plan for the RI/FS; May 1994

  •
  Acid spill area near the Plant 1 Boilerhouse. One-time spill occurred in August 1992. Approximately 6500 lbs. of diluted sulphuric acid was released. Acid leaked into neutralization pit. Release is being investigated as a SMWU but no further remediation is anticipated.

  •
  Former ammonium perchlorate wastewater discharge areas (untreated to ground, now stopped). Practice occurred from early 1970s until 1993. No way to quantify amounts that could have been released. Remediation, if any, will be addressed under CERCLA.

  •
  K044 sludge in aeration basins at sewage treatment plant. Basins built in 1962. Approximately 12,000-15,000 gallons of sludge could be located in west basin; much less gallonage in east basin. Remediation of basins is planned when demolition of sewage treatment plant occurs. Due to leakage of west basin, this site is being added to the SWMU list for investigation under CERCLA.

  •
  Oil on ground from compressor houses 252 and 341. Compressor in Building 341 has been in operation since early 60s. The period of operation of the compressor in Building 252 is unknown but assumed to be approximately the same time frame as Building 341. In 1992 oil/water separators were installed at both buildings. Quantities discharged are unknown, but very rough estimates calculate approximately 50 gallons per year per building.

    In 1993 excavation of approximately eight tons of soil from Building 252 was removed and landfarmed. Future remedial action, if any, will be handled under the RCRA corrective action pursuant to CERCLA oversite.

  •
  Several fuel oil tank leaks at Plant 2 boiler house. Discharges may have been ongoing since mid-1960s. No spill has exceeded 30 gallons, but no knowledge of how many spills may have occurred. Approximately 170 tons of soil removed in 1994 and landfarmed. Future action may be required under State law.

  •
  Chlorobenzene, BTEX, diesel organics, oil and grease detected at F-Well, Building 215 (old well found after demolition of Building 215). During demolition work in late 1994, F-Well was discovered. F-Well put in place in early 1960s, but was never used as production well because of sediment problems. Later expansion of Building 215 covered well over. Future remedial action, if any, will be handled under CERCLA.

Bacchus

  •
  Initial Assessment Study of NIROP—Naval Energy and Environmental Support Activity; September 1984. Publication No. NEESA 13-056

  •
  RCRA Facilities Assessment—Utah Dept. of Health; December 1989

  •
  RCRA Facility Investigation Workplan—Hercules and AWD Technologies, Inc.; July 1991

  •
  Groundwater Quality Assessments—Earthfax Engineering, Inc.; November 1988, January 1991 and December 1993

  •
  Preliminary Assessment of NIROP—Naval Facilities Engineering Service Center; September 1994. Publication No. PA-2250-ENV

  •
  Releases of oil/lubricants from former heavy equipment steam degreasing area. Cleaning of heavy equipment on the NIROP facility had occurred since possibly the early 1980s and ceased in 1994. The amount of material that could have been released is unknown. No planned remediation of the area(s) where these releases occurred is scheduled.

Bacchus Plant 2

  •
  Phase I Preliminary Environmental Assessment for Freeport Center—Dames and Moore; March 1989

  •
  Preliminary Subsurface Investigation Report for Freeport Center—Dames and Moore; November 1992

Kenvil

  •
  Preliminary Assessment Report—Roux Associates; December 1993

  •
  Cracks in concrete troughs and potential for releases of wastewater from sumps throughout the facility. The wastewater contains small concentrations of acetone and ethanol. These potential releases are a result of the aging of the concrete over the manufacturing life of the facility. There is no current estimate of the amount of wastewater that could have been released. No remediation is planned except as will eventually be addressed under the ISRA Remediation Agreement.

  •
  Heavily stained soil at the No. 6 fuel oil tanks in the Maintenance Area. These tanks have been located in this area for at least 20 years. Future remediation will be conducted pursuant to the ISRA Remediation Agreement.

McGregor

  •
  Initial Assessment Study of Naval Weapons Industrial Reserve Plant; March 1983

  •
  Draft RFI Report—Dept. of the Navy and ENSAFE/Allen & Hoshall; March 9, 1994. Final completed November 1994.

  •
  Ammonium perchlorate wastewater discharge to ground from rocket motor washout facility. Discharges started in late 1960s under previous contractor at the site. The estimated amounts released are 350,000 lbs. of ammonium perchlorate. Future remediation, if any, will be addressed through the Navy's Environmental Baseline Survey.

  •
  Potential for oil in groundwater in Area F based upon odors from monitoring well boreholes (during installation) and oil sheen on the water table of three of the four wells. It is unknown how, when or what amounts of materials could have been released.

  •
  Releases of acids, toluene, trichlorobenzene and TATB may have occurred in the TATB production. Investigations at that site will be conducted during the facility contract termination environmental efforts. Discharges occurred when TATB production began, which was in the early 1980s, and ceased in 1988. The amounts of discharges and releases, if any, cannot be determined. Future remediation, if any, will be addressed through the Navy's Environmental Baseline Survey.

Radford

  •
  RFI Workplan—Dames & Moore for the Army Environmental Center; September 1, 1992 (Volumes 1 and 2)

  •
  Verification Investigation Report—Dames & Moore for the Army Environmental Center; August 7, 1992

  •
  2,4-DNT (in wastewater) and KO44 sludge were present in the unlined RCRA surface impoundment which was the old Bioplant Equalization Basin. A revised closure plan has been submitted to the regulators and is awaiting approval. The unit will then be closed under RCRA. A new equalization basin meeting all RCRA requirements is currently under construction.

Sunflower

  •
  Preliminary Assessment of Sunflower AAP—US Army Toxic and Hazardous Materials Agency; April 1980. Report No. 163

  •
  Interim Report—Summary of Data on 49 Solid Waste Management Units—USAEHA; 1987

  •
  Remedial Investigation Report—Dames & Moore; 1989

  •
  Geohydrologic Study No. 38-26-8813-90, Nitroguanidine Production Area, Sunflower AAP, DeSoto, KS—US Army Environmental Hygiene Agency; October 1988 through December 1989

Schedule EA 4.1(d)

COMPLIANCE WITH ENVIRONMENTAL LAWS

        Except as set forth in this Schedule EA 4.1(d), to the Knowledge of Hercules, GES and HDES, the HAC Facilities and HAC Business are in compliance in all material respects with all Environmental Laws:

ABL

  •
  Currently operating under old Water Pollution Control permit. Permit applications filed in 1984, 1986 and 1993. A renewed/updated application has been requested from the WVDEQ. The stormwater portion of the permit application has not been completed.

  •
  Deficiencies in the Subpart X application for the burning grounds has resulted in the requirement to perform a risk assessment and the entering into a Consent Order (pending) for corrective actions.

  •
  Location of explosive waste burning ground may not meet minimum requirements in 40 CFR 265. Also being addressed in the pending Consent Order.

Bacchus

  •
  Class V injection well notifications not made—State program. The current storm-water permit does, however, allow the facility until 5/5/95 for filing of the notification.

  •
  Inadequate cathodic protection on an underground RCRA wastewater tank at Building 2440. Internal maintenance work order for corrective action has been issued.

Kenvil

  •
  See Kenvil permit issues—Schedule EA 4.1(a)(1).

  •
  VOC emissions; April 1993 ACO addresses. See Schedule EA 4.1(a)(2) for this background and other compliance issues.

  •
  Class V injection well program—no notifications made. Checking with State on program requirements. If State program exists, notifications will be made to EPA if required.

  •
  Develop and implement improved RCRA training program.

  •
  Discharge Prevention Control and Countermeasures Plan (DPCCP). Draft will be submitted pursuant to March 9, 1995 NJDEP request.

  •
  Spill Prevention Control and Countermeasures Plan (SPCCP). Draft will be submitted pursuant to March 9, 1995 NJDEP request.

McGregor

  •
  Class V injection well program—State program. Notifications not yet made. Now making determination on requirement with State in order to implement.

Radford

  •
  Requirement to continue attempts to find a VOC emissions control system for the Multibase propellant line. This is not currently a non-compliance issue, but is a continuing requirement under the current air emissions permit.

  •
  Class V injection well notification. Initial notification made, but still working with EPA on details.

  •
  Location of explosive waste burning ground. Too close to property line (river) to meet 40 CFR 265. Justification for waiver filed with regulators. No action to date.

Sunflower

  •
  Class V injection well program. Now working with State on final determination of applicability.

Schedule EA 4.1(e)

OFF-SITE DISPOSAL OF HAZARDOUS SUBSTANCES AT SITES
LISTED FOR CLEANUP

        Except as set forth in this Schedule EA 4.1(e), in connection with the HAC Facilities and the HAC Business, to the Knowledge of Hercules, GES or HDES, neither Hercules, GES nor HDES has transported or arranged (directly or indirectly) for the transportation of any Hazardous Substance for disposal at any location which is listed, or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or on similar State list of sites requiring Remedial Action, or which is undergoing Remedial Action pursuant to Environmental Laws:

ABL

  •
  Limestone Road Superfund site; filed May 1994

    Shipment of waste from ABL to Limestone Road site. Volume and nature of waste must still be determined.

    Hercules' contribution to settlement is being sought by the parties who have performed the RI/FS and the capping and fencing at the site. Approximately $4 Million is expected to be spent through completion of the RI/FS. Hercules has arranged for the disposal of 16 drums identified as ours during the capping work. Contents of document repository in Philadelphia will be reviewed.

  •
  Archem Company site, last operated by Thomas Chelsea Chemical Company, USA, Houston, TX

    ABL received a 104(e) information request in August 1993. Hercules' response indicated Archem had been a supplier of product to both our ABL and Bacchus facilities. It appears the majority of material supplied to Hercules was K-7 (a curing agent).

    On January 18, 1994, Hercules received a request from the Texas Water Commission (TWC) to participate in a removal action at the site. Past costs incurred by the TWC are $721,673. Hercules is preparing a response denying responsibility as a potentially responsible party and declining to participate in the removal action.

  •
  Municipal Industrial Disposal Company site in Elizabeth Township, Allegheny County, PA

    See EA 4.1(b)(iii) for background information.

Bacchus

  •
  Hansen Container Site, Grand Junction, Mesa, CO; filed January 1995

    CERCLA Section 104(e) request for information received from the EPA, Region VIII. Bacchus Works allegedly sold empty drums for scrap in the 60s and 70s, and gave Hansen drums in 1989 and 1990, which were disposed of at the Hansen Container site. EPA is conducting clean-up activities and is seeking information as to the number and contents of drums.

  •
  Archem Company site, last operated by Thomas Chelsea Chemical Co., USA, Houston, TX

    See ABL.

  •
  Chemical Commodities Sites, Kansas City and Shawnee, Kansas

    See McGregor.

HDES

  •
  Seaboard Superfund Site, High Point, NC

    Unisys, former owner of HDES facility, has agreed to indemnify HDES for any potential liability associated with the site for activities occurring prior to October 1986. Two post-closing shipments to this site are being investigated. HDES has been asked to join the PRP group.

  •
  Peak Oil Superfund Site, Tampa, FL

    HDES received a 104(e) information request in February 1993. Hercules responded with no connection to this entity. Requested indemnity from Unisys, who responded that the claim was premature. No connection identified. Unisys indemnifying/defending.

  •
  Zellwood Groundwater Contamination Site, Orange County, FL

    HDES received a 104(e) information request in April 1992. Hercules responded that no connection for disposal at this site could be found. Unisys agreed to indemnify Hercules unless otherwise determined. No connection identified. Unisys indemnifying/defending.

  •
  Bay Drums Superfund Site, Brandon, FL (east of Tampa)

    HDES received a letter in February 1991; responded that no connection existed between HDES and entity. Unisys agreed to defend for pre-closing activities. No connection identified. Unisys indemnifying/defending.

McGregor

  •
  Chemical Commodities Sites, Kansas City and Shawnee, Kansas

    Company purchased raw materials but abandoned the site. One drum traced back to Hercules.

Radford

  •
  Consent Decree entered on January 25, 1995.
  Parties: EPA, Region III, and Hercules

    Hercules auctioned off batteries which ended up at the Bypass 601 Superfund site, Concord, NC. Hercules is a member of the site remediation group engaged in clean-up. Liability calculated based upon pro-rata volumetric contribution of material to the site. Radford's total contribution over multi-year clean-up plan is estimated to be $22-28,000.

Schedule EA 4.1(f)(i)

REAL PROPERTY USED IN HAC BUSINESS LISTED FOR CLEANUP

        Except as set forth in this Schedule EA 4.1(f)(i)(1), to the Knowledge of Hercules, GES or HDES:

  (i)
  no oral or written notification of a Release of a Hazardous Substance, with respect to a HAC Facility or the HAC Business, has been filed with any Environmental Authority.

ABL

  •
  Acid release. For additional information, see Schedule EA 4.1(c).

Kenvil

  •
  Wastewater containing acetone and ethanol. For additional information, see Schedule EA 4.1(c).

McGregor

  •
  Oil leaks at two sites, Areas F and R.

  •
  X-ray film processing fixer solution

(1)
Not all notifications of releases (spills) filed with environmental authorities are being reported here. Only those which may require some future action are listed.

Schedule EA 4.1(f)(ii)

        Except as set forth in this Schedule EA 4.1(f)(ii), to the Knowledge of Hercules, GES or HDES:

  (ii)
  No HAC Facility is undergoing Remedial Action pursuant to Environmental Laws.

ABL

Bacchus Works, including Plant 1 (including Composite Structures), NIROP, and Tekoi

Kenvil

McGregor

Radford

Sunflower

Schedule 4.1(h)

LIENS

        Except as set forth in this Schedule EA 4.1(h), no liens have attached to any of the HAC Facilities owned by Hercules, GES or HDES as a result of the expenditure of monies by any Environmental Authority or other third party to pay for Remedial Actions at the HAC Facilities.

Kenvil

  •
  Chase Bank is the issuer of a Letter of Credit (PG631298) in the amount of $500,000 for the 1988 ACO issued by the DEP for closure of the old burning ground. The beneficiary is the DEP.

Schedule 4.1(i)

        Except as set forth in this Schedule EA 4.1(i), to the Knowledge of Hercules, GES or HDES, no Institutional Control has been imposed or recorded in any public document with respect to any of the HAC Facilities.

McGregor

        Recorded on Deed:

  —
  Construction debris landfill near Area D

  —
  Construction debris landfill near Area M

  —
  Plant roads (apparently they were oiled in the early days of the facility)

  —
  Landfill in Area S (to accommodate disposal of impoundment soil from TATB area)

        NOTE: Other areas which will require recording include an asbestos landfill from a previous tenant, the pesticide area from a previous tenant, and another inactive debris landfill near Area E. Depending upon how other solid waste management units are closed, they will require recording of the deed if closed with contaminants in place.

Radford

        Recorded on Deed:

  —
  Asbestos landfill

  —
  Sanitary landfill

Schedule 4.1(j)

ENGINEERING CONTROLS

        Except as set forth in this Schedule EA 4.1(j), to the Knowledge of Hercules, GES or HDES, no Engineering Control has been implemented or installed at any of the HAC Facilities.

ABL

  •
  Landfarming of oil-contaminated soil from spill near the boilerhouse at Plant 2, including plastic sheeting underneath the soil

  •
  Roll-off boxes of soil from the Beryllium Landfill (from a removal action) and the roof structure covering them

  •
  Site 5—general plant debris—cap on landfill

Kenvil

  •
  Solid waste landfill access control

  •
  Fence and signs around old drum burial site near the Maintenance Area—solid waste management unit

  •
  Barricades and signs restricting access to the TNT Area

McGregor

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  Asbestos landfill—cap and warning signs

  •
  Landfill near Area S with soil from TATB Area impoundment—cap

  •
  Beryllium burial warning signs in Area S—old site which is pre-Hercules

  •
  Locked gates at Area G warehouse where DDT was stored—non-Hercules tenant

Radford

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  Hazardous waste landfill SWMU 16 (closed) with cap and leachate collection system and identification signs

  •
  SWMU 5 & 7 acidic wastewater lagoons (closed) with caps and identification signs

  •
  Asbestos landfill (closed) with warning signs

Sunflower

  •
  Caps, fence and leachate collection system for calcium carbonate landfill

  •
  Fences and warning signs around asbestos landfills

Schedule 4.2(a)

ALLIANT COMPLIANCE WITH ENVIRONMENTAL LAWS

Schedule EA 4.2(a)

Compliance With Environmental Laws

        Alliant Techsystems is in compliance in all material respects with environmental laws applicable to the business of Alliant except:

          1.     Littleton, Colorado, a.k.a. Metrum facility. The ground water exceeds state standards for volatile organic compounds. This ground water contamination is a result of past practices at the site. Contaminated groundwater extends beyond the property boundary which is non compliant with the Colorado Water Quality Control Commission rules. Alliant has been voluntarily studying this site since 1990 and in cooperation with the Colorado Department of Environment and Public Health. The remediation plans are being finalized with expected implementation in FY 1996.

          2.     Ground water contamination at Mukilteo is being investigated. In 1990, ground water samples from the main plant indicated some elevated levels of some metals and organics. There seems to be a question whether these samples are valid. We need to resample to determine if there are elevated levels of metals and organics. The State had not addressed this possibility of contamination except by a letter which indicates that this site may have been placed on tentative Superfund list.

          3.     The Qui Tam lawsuit, U.S. ex rel Fallon v. Accudyne, filed September 23, 1994 in the United States District Court for the Western District of Wisconsin, alleges a number of environmental violations at the Accudyne facility. Generally, the complaint includes alleged violations of RCRA for improper storage and disposal of hazardous waste and failure to have an adequate training program for employees, Clean Water Act for improper discharges, and Emergency Planning and Community Right-to-Know Act reporting. Refer to the complaint for the specific allegations.

4.2(b)(1)

ALLIANT ENVIRONMENTAL PERMITS ISSUED

Schedule EA 4.2(b)(1)

Issued Permits

        Alliant Techsystems has obtained all environmental permits necessary for the operation of Alliant facilities and business. All environmental permits necessary for the operation of Alliant facilities have been issued to Alliant and are in full force and effect except:

          1.     With regard to the Hopkins facility, a request has been made to the Minneapolis Metropolitan Waste Control Commission for a determination if an industrial waste discharge permit is necessary for the limited discharge of chemically treated cooling water to be discharged into the sanitary sewer.

          2.     For both Hopkins and TCAAP, an air emissions permit application has been submitted to the MPCA as of April of 1992. However the MPCA has indicated that it will not act upon the application and issue a permit until the submittal of either a Registration or Title V permit application due in 1995. Alliant is currently in compliance via the April 1992 submittal of the two facility air emissions permit applications.

          3.     Ferrulmatic is in the process of applying for a sanitary sewer discharge permit to allow the discharge of approx. 500 gallons of non hazardous water into the sanitary sewer.

          4.     Alliant is working with the NRC to amend an existing Alliant license to store depleted uranium contaminated sand at ATLF (Joliet Army Ammunition Plant). This sand was discovered the summer of 1994. It appears that it was residual from a cleanup in 1989. The NRC was notified and a cleanup was conducted. As part of the remediation effort, the sand is now being accumulated on site, awaiting final disposition.

          5.     Accudyne does not have an air emissions inventory. We expect to submit the required Title V documentation in September of 1995.

          6.     The Alliant Techsystems Proving Grounds (ATPG) is conducting open burn and open detonation under a compliance plan with the MPCA while the Subpart X permit application is being developed.

          7.     With regard to air permits, the required Title V documentation will be submitted as required for each facility.

Schedule 4.2(b )(2)

ALLIANT COMPLIANCE WITH PERMITS

Schedule 4.2(b)(2)

Compliance with Permits

        Alliant Techsystems is in compliance in all material respects with the environmental permits issued to Alliant except that:

        1.     Ferrulmatic Operations, New Jersey. An in house audit at Ferrulmatic has revealed that the New Jersey air permits may have been done incorrectly. A letter of intent in accordance with the NJDEPE "amnesty program" will be filed as well as a request for a representative of NJDEPE to review the Ferrulmatic permits.

        2.     At the Alliant Techsystems LAP Facility at the Joliet Army Ammunition Plant, a possible storage violation was identified during an IEPA inspection on November 28, 1994. Hazardous waste in the 90 day generator accumulation area within Group 3-A may have been stored longer than 90 days. Alliant is not expecting nor has received a Notice of Violation at this time.

        3.     The NPDES permit at the Kilgore facility is pending. All comments are due by March 20, 1995. We have not been given any indication that the permit will not be approved. The major issue with this permit deals with the levels of metals which are being discharged into the lagoon. The Kilgore processes do not discharge the subject metals in a manner in which they could enter the lagoon.

        4.     Kilgore is developing its corrective action program for the facility RCRA permit.

Schedule 4.2(c)

EXISTING CLAIMS ASSERTED OR THREATENED
WITH RESPECT TO ALLIANT

Schedule EA 4.2(c)

Existing Claims

        Alliant Techsystems has no knowledge that any environmental claim has been asserted or threatened with respect to any:

        (i)    alleged violation by Alliant of any environmental laws or the terms and conditions of any environmental permits issued to Alliant , except:

  Case Name:    U.S. ex rel Fallon v. Accudyne
  Date Filed:    September 23, 1994
  Former and one current employees in conjunction with an environmental non-profit group have filed a Qui Tam action under the False Claims Act alleging inter alia, environmental violations.

  Case Name:    State of Wisconsin v. Accudyne Corp.
  Date Filed:    January 18, 1995
  Alleged violation of Emergency Planning and Community Right to Know Act reporting by Accudyne Corp. prior to Alliant's acquisition of it. There is a stipulation between the State and Alliant staying Alliant's need to file an answer until after the Accudyne Qui Tam action has been tried.

        (ii)   alleged failure by Alliant to have any environmental permits, except:

        None.

        (iii) generation, treatment, storage, recycling, transportation, disposal or release of any hazardous substance generated by Alliant, except:

          (a)   Honeywell and Alliant share responsibility for a number of Superfund sites. While settlement agreements have been entered into with respect to these sites, there are reopeners which in all cases should be de minimis. These sites include:

      Lowry Airport Landfill
      Denver, Colorado
      Settled

      Envirochem Superfund Site
      Indianapolis, Indiana
      Settled

      Northside Sanitary Landfill
      Zionville, Indiana
      Settled

      Great Lakes Asphalt Site
      Indianapolis, Indiana
      Settled

      Waste Disposal Engineering Landfill
      Andover, Minnesota
      Settled

      Western Processing Site
      Kent, Washington
      Settled

      Industrial Solvents Chemical Company
      York Haven, Pennsylvania
      Settled

          (b)   Superfund sites in which Alliant is a PRP:

      Union Scrap III
      Minneapolis, Minnesota
      The settlement in this case is being finalized. Expected contribution of Alliant $30,000.

      East Bethel Landfill
      Anoka County, Minnesota
      Settled, but there is a possibility of reopener if the remedy costs more than expected.

          (c)   Alliant is being investigated as a PRP at the following sites:

      Tulalip Landfill
      Snohomish County, Washington
      A request for information has been received by the U.S. EPA.
      A de minimis buy out is expected.

      Solvents Recovery Service of New England
      Southington, Connecticut
      A notice of potential liability has been received by the U.S. EPA.
      A de minimis buy out is expected.

          (d)   A contribution claim has been filed for the following site:

      Case Name:    Eveready Battery Company v. Alliant Techsystems, et al.
      Date Filed:    August 11, 1994.
      Description:    This case is a contribution action for the clean up of the Burgess Brothers Landfill in Bennington, Vermont. It arises from the purchase of batteries by Honeywell in the late 1960's and early 1970's from Eveready (Union Carbide). Honeywell did not contribute any waste directly to the landfill. The plaintiff seems to be relying on       Aceto theories.

          (e)   Alliant is operating under an administrative consent order or Record of Decision for the pump and treat of ground water at the following sites:

      1.    Trio Solvent Site.
      Record of Decision with the MPCA.

      2.    Signal Analysis Center.
      Currently operating; there is a draft consent order which should be completed with in 2-3 months.

      3.    New Brighton Plume Groundwater Treatment Systems.
      Record of Decision with the MPCA.

          (f)    Alliant's threatened litigation regarding environmental matters:

            1.     The ground water contamination at the Littleton, Colorado facility has moved under the neighboring property. This property is owned by Creek Dry Road, Inc. which is owned by Sandoz Corp. Sandoz has threatened to sue Alliant for the decrease of value of its property because of the contamination. We have entered into an agreement to toll the statute of limitation for this matter in order to allow Sandoz time to sell this property and avoid a lawsuit.

            2.     Alliant has read in the newspapers that the city of Superior, Wisconsin with other nearby cities, are considering suing Honeywell and other potentially responsible parties, for the removal of hundreds of 55-gallon barrels which were dumped into Lake Superior over 20 years ago. The facts are unclear but Honeywell would likely look to Alliant to defend this suit as it appears to originate from the defense business.

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QuickLinks

  Exhibit 10.2.1
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE SIX
ARTICLE SEVEN
ARTICLE EIGHT
ARTICLE NINE
ARTICLE TEN
ARTICLE ELEVEN
ARTICLE TWELVE
ARTICLE THIRTEEN
Schedule EA 4.1(a)(1) PERMITS
Schedule EA 4.1(a)(3)
Schedule EA 4.1(b)(i) EXISTING CLAIMS
Schedule EA 4.1 (b) (ii)
Schedule EA 4.1 (b)(iii)
Schedule EA 4.1(c) HAZARDOUS SUBSTANCES
Schedule EA 4.1(d) COMPLIANCE WITH ENVIRONMENTAL LAWS
Schedule EA 4.1(e) OFF-SITE DISPOSAL OF HAZARDOUS SUBSTANCES AT SITES LISTED FOR CLEANUP
Schedule EA 4.1(f)(i) REAL PROPERTY USED IN HAC BUSINESS LISTED FOR CLEANUP
Schedule EA 4.1(f)(ii)
Schedule 4.1(h) LIENS
Schedule 4.1(i)
Schedule 4.1(j) ENGINEERING CONTROLS
Schedule 4.2(a) ALLIANT COMPLIANCE WITH ENVIRONMENTAL LAWS
Schedule EA 4.2(a) Compliance With Environmental Laws
4.2(b)(1) ALLIANT ENVIRONMENTAL PERMITS ISSUED
Schedule EA 4.2(b)(1) Issued Permits
Schedule 4.2(b )(2) ALLIANT COMPLIANCE WITH PERMITS
Schedule 4.2(b)(2) Compliance with Permits
Schedule 4.2(c) EXISTING CLAIMS ASSERTED OR THREATENED WITH RESPECT TO ALLIANT
Schedule EA 4.2(c) Existing Claims